Exhibit 4.20

Spousal Consent

Date: September 4, 2019

The undersigned, [Name of Spouse], a People’s Republic of China (“China” or the “PRC”) citizen with PRC Identification Card No.: [ID Card Number], is the lawful spouse of [Name of VIE Shareholder], a PRC citizen with PRC Identification No,: [ID Card Number]. I hereby unconditionally and irrevocably agree to the execution of the following documents (hereinafter referred to as the “Transaction Documents”) by [Name of VIE Shareholder] on September 4, 2019, and the disposal of the equity interests of Beijing Chiyan Medical Beauty Consulting Co., Ltd. (“Chiyan Medical Beauty”) held by [Name of VIE Shareholder] and registered in her name according to the following documents:

(1)                                The Equity Interest Pledge Agreement entered into with Beijing So-Young Wanwei Technology Consulting Co., Ltd. (hereinafter referred to as the “WFOE”) and Chiyan Medical Beauty;

(2)                                The Exclusive Option Agreement entered into with the WFOE and Chiyan Medical Beauty; and

(3)                                The Power of Attorney executed by [Name of VIE Shareholder].

I hereby undertake not to make any assertions in connection with the equity interests of Chiyan Medical Beauty which are held by [Name of VIE Shareholder]. I hereby further confirm that [Name of VIE Shareholder] can perform the Transaction Documents and further amend or terminate the Transaction Documents without the authorization or consent from me.

I hereby undertake to execute all necessary documents and take all necessary actions to ensure appropriate performance of the Transaction Documents (as may be amended from time to time).

I hereby agree and undertake that if I obtain any equity interests of Chiyan Medical Beauty which are held by [Name of VIE Shareholder] for any reasons, I shall be bound by the Transaction Documents and the Exclusive Business Cooperation Agreement entered into between the WFOE and Chiyan Medical Beauty as of September 4, 2019 (the “Exclusive Business Cooperation Agreement”) (as may be amended from time to time) and comply with the obligations thereunder as a shareholder of Chiyan Medical Beauty. For this purpose, upon the WFOE’s request, I shall sign a series of written documents in substantially the same format and content as the Transaction Documents and the Exclusive Business Cooperation Agreement (as may be amended from time to time).

/s/ [Name of Spouse]
[Name of Spouse]

Schedule of Material Differences

One or more persons entered into a spousal consent using this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of Spouse	Name of VIE Shareholder
1	GAO Jie	JIN Xing
2	WANG Wenjie	YU Tao